Prospectus Supplement to Prospectus dated February 24, 2004

Registration No. 333-112360 Filed Pursuant to Rule 424(b)(3)

Adept Technology, Inc.

Supplement

To

Prospectus Dated February 24, 2004

This is a Supplement to Adept Technology, Inc.’s Prospectus, dated February 24, 2004, with respect to the offer and sale of up to 22,740,816 shares of Adept common stock or interests in Adept common stock, by the selling securityholders listed in the prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

Adept Technology, Inc. provides intelligent flexible automation products and services for assembly and material handling applications to our customers in many industries. This customer industry mix varies considerably from period to period due to a variety of market and economic factors. Our customers integrate our comprehensive product portfolio of high performance automation components and application development software to deliver production solutions that meet increasingly complex and demanding manufacturing requirements. Our broad range of standard high-performance high-reliability automation products reduces the time and cost for our customers’ to design, engineer and launch new products into high-volume production. Adept’s commitment to long-term product service and support reduces the total cost of ownership of our products. We make available regular product upgrades that incorporate the latest technology advances, providing our customers with maximum manufacturing flexibility and ease of automation redeployment as they reconfigure their factories to produce new products. Our product range currently includes integrated real-time vision and multi-axis motion controls, machine vision systems and software, application development software, industrial robots, linear modules, and other flexible automation equipment. In recent years, we have expanded our robot product lines and developed advanced software and sensing technologies that enable robots to perform a wider range of functions

During the quarter ended March 27, 2004, Adept adopted a formal plan to dispose of and completed the disposition of our Solutions business segment. The disposition of the Solutions business segment included the closure of our Orange County, California division. After disposition of the Solutions business segment, Adept’s current business is focused towards delivering intelligent flexible automation components for assembly and material handling applications under two categories: (1) Components and (2) Services and Support. The Components segment provides intelligent automation software and hardware component products externally to customers and internally to the other business segment for support. The Services and Support segment provides support services to our customers including providing information regarding the use of the Company’s automation equipment, assisting with the ongoing support of installed systems, consulting services for applications, and training courses ranging from system operation and maintenance to advanced programming geared for manufacturing engineers who design and implement automation lines.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is May 11, 2004.

QUARTERLY REPORT ON FORM 10-Q

On May 11, 2004, we filed our Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2004. We hereby incorporate by reference into this Supplement and the Prospectus this Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2004.

A copy of our Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2004 is being provided to you along with this Supplement.

Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information About Us.”

Prospectus Supplement dated May 11, 2004.

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